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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        United Community Financial Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   909839 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ x ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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----------------------------------------
CUSIP No. 909839 10 2                                     13G
          -----------
----------------------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           United Community Financial Corp. Employee Stock Ownership Plan
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [ ]

                                                                 (b) [x]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY



---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Ohio
-------------------------- -------- --------------------------------------------
                              5     SOLE VOTING POWER

                                    -0-
                           -------- --------------------------------------------
        NUMBER OF
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     -0-
         BY EACH
    REPORTING PERSON       -------- --------------------------------------------
          WITH                7     SOLE DISPOSITIVE POWER

                                    -0-
                           -------- --------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    4,291,699
-------------------------- -------- --------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,291,699
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.0%
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           EP
---------- ---------------------------------------------------------------------

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----------------------------------------
CUSIP No. 909839 10 2                                     13G
          -----------
----------------------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Riggs Bank N.A.
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [   ]


                                                                 (b) [ X ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------- -------- --------------------------------------------
                              5     SOLE VOTING POWER

                                    3,595,367

        NUMBER OF
                           -------- --------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY

          OWNED                     -0-
         BY EACH
                           -------- --------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH

                                    -0-
                           -------- --------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    4,291,699
-------------------------- -------- --------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,291,699
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.0%
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           BK
---------- ---------------------------------------------------------------------

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Item 1(a).        Name of Issuer:
---------

                  United Community Financial Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:
---------

                  275 Federal Plaza West
                  Youngstown, OH  44503-1203

Item 2(a).        Name of Persons Filing:
---------

                  United Community Financial Corp. Employee Stock Ownership Plan

                  Riggs Bank N.A.

Item 2(b).        Address of Principal Business Office or, if none, Residence:
---------

                  United Community Financial Corp. Employee Stock Ownership Plan Riggs Bank N.A., Trustee
                  808 17th Street, NW
                  Washington, D.C. 20006

                  Riggs Bank N.A.
                  808 17th Street, NW
                  Washington, D.C. 20006

Item 2(c).        Citizenship:
---------

                  United Community Financial Corp. Employee Stock Ownership Plan
                           Organized in Ohio

                  Riggs Bank N.A.
                           Organized under the laws of the United States

Item 2(d).        Title and Class of Securities:
---------

                  Common shares, without par value

Item 2(e).        CUSIP Number:
---------

                  909839 10 2

Item 3.                  If this statement is filed pursuant to Rules 13d-1(b),
------ or 13d-2(b) or (c), check whether the person filing is a:

                         (a)    [     ]    Broker or Dealer registered under
                                           Section 15 of the Act
                                           (15 U.S.C. 78o).

                         (b)    [  x  ]    Bank as defined in section 3(a)(6) of
                                           the Act (15 U.S.C. 78c).


                         (c)    [     ]    Insurance Company as defined in
                                           section 3(a)(19) of the Act
                                           (15 U.S.C. 78c).

                         (d)    [     ]    Investment Company registered under
                                           section 8 of the Investment Company
                                           Act of 1940 (15 U.S.C. 80a-8).

                         (e)    [     ]    An investment adviser in accordance
                                           with ss. 240.13d-1(b)(1)(ii)(E).

                         (f)    [  x  ]    An employee benefit plan or endowment
                                           fund in accordance with
                                           ss. 240.13d-1(b)(1)(ii)(F).

                         (g)    [     ]    A parent holding company or control
                                           person in accordance with ss.
                                           240.13d-1(b)(1)(ii)(G).

                         (h)    [     ]    A savings association as defined in
                                           Section 13(b) of the Federal Deposit
                                           Insurance Act (12 U.S.C. 1813).

                         (i)    [     ]    A church plan that is excluded from
                                           the definition of an investment
                                           company under Section 3(c)(14) of the
                                           Investment Company Act of 1940
                                           (15 U.S.C. 80a-3).

                         (j)    [     ]    A group, in accordance with ss.
                                           240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership:
------

                  United Community Financial Corp. Employee Stock Ownership Plan

                  (a)      Amount Beneficially Owned:
                           4,291,699

                  (b)      Percent of Class:
                           12.0%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    -0-

                           (ii)     shared power to vote or to direct the vote:
                                    -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                    -0-

                           (iv) shared power to dispose or to direct the disposition of:
                                    4,291,699

                  Riggs Bank N.A.

                  (a)      Amount Beneficially Owned:
                           4,291,699

                  (b)      Percent of Class:
                           12.0%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    3,595,367

                           (ii)     shared power to vote or to direct the vote:
                                    -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                    -0-

                           (iv) shared power to dispose or to direct the disposition of:
                                    4,291,699

         There are 4,291,699 shares owned by the United Community Financial Corp. Employee Stock Ownership Plan (the "Plan"). Riggs Bank N.A. is the Trustee of the Plan. Under the terms of the Plan, the Trustee votes all of the shares allocated to the accounts of Plan participants as directed by the participants to whose accounts such shares have been allocated. With respect to unallocated shares, the Trustee has voting power, however the terms of the Plan require the Trustee to vote such shares in the same proportion as participants direct the voting of allocated ESOP shares.

Item 5.           Ownership of Five Percent or Less of a Class:
------

                  Inapplicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
------            Person:

                  Inapplicable

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Item 7.           Identification and Classification of the Subsidiary Which
------            Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable

Item 8.           Identification and Classification of Members of the Group:
------

                  Inapplicable

Item 9.           Notice of Dissolution of Group:
------

                  Inapplicable

Item 10.          Certification:
-------

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          RIGGS BANK N.A.


Date:  July 8, 2002                       By: /s/ Christine E. Flom
     -------------------------------          ----------------------------------
                                              Name: Christine Flom
                                              Title: Vice President and Trust
                                                     Officer

                                          UNITED COMMUNITY FINANCIAL CORP.
                                          EMPLOYEE STOCK OWNERSHIP PLAN

                                          By: Riggs Bank N.A., Trustee


Date:  July 8, 2002                       By: /s/ Christine E. Flom
     -------------------------------          ----------------------------------
                                              Name: Christine Flom
                                              Title: Vice President and Trust
                                                     Officer

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                                    EXHIBIT A
                                    ---------

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G
                   ------------------------------------------

         The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of United Community Financial Corp., an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.

                                          RIGGS BANK N.A.


Date:  July 8, 2002                       By: /s/ Christine E. Flom
     -------------------------------          ----------------------------------
                                              Name: Christine Flom
                                              Title: Vice President and Trust
                                                     Officer

                                          UNITED COMMUNITY FINANCIAL CORP.
                                          EMPLOYEE STOCK OWNERSHIP PLAN

                                          By: Riggs Bank N.A., Trustee

Date:  July 8, 2002                       By: /s/ Christine E. Flom
     -------------------------------          ----------------------------------
                                              Name: Christine Flom
                                              Title: Vice President and Trust
                                                     Officer